EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer (818) 949-5300 ext. 5728

SPORT CHALET REPORTS FOURTH QUARTER,
FULL YEAR FISCAL 2012 RESULTS AND FISCAL 2013 OUTLOOK

~New Store Opening in May 2013~

Los Angeles, California – (June 4, 2012) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced its financial results for the fourth quarter and full year ended April 1, 2012.  Fiscal 2012 was a 52 week year and fiscal 2011 was a 53 week year that included one extra week in the fourth quarter (see “Fiscal Calendar” below for details).

Fourth Quarter Summary

-	Comparable store sales decreased 5.3% primarily due to the previously announced effects of unseasonably warm and dry winter weather;
-	Comparable store sales of non-winter categories increased 2.6%;
-	Online sales increased 11.5%;
-	Online sales of non-winter categories increased 56.9%; and
-	Net loss was $3.8 million.

Fiscal 2012 Summary

-	Net sales decreased $12.6 million, or 3.5%, to $349.9 million;
-	Absence of extra week accounted for $5.8 million of sales decline;
-	Store closure accounted for $4.1 million of sales decline;
-	Comparable store sales decreased 0.6%;
-	Online sales increased 22.0%; and
-	Net loss was $5.1 million.

Craig Levra, Chairman and CEO, stated, “The nearly unprecedented warm and dry winter weather we experienced in the third quarter continued into the fourth quarter and significantly affected our sales and profitability.  We are encouraged, however, that our efforts to re-align our business model in light of the economic slowdown, and our commitment to be first to market with performance, technology and lifestyle merchandise, to expand our specialty brands and to emphasize the expertise of our team, has strengthened our underlying core business.  Our comparable store sales increased 2.8% for the nine weeks ended June 3, 2012 and with a more normal winter, we believe the consistent improvements we have made to our business over the past few years have positioned us to return to profitability for fiscal 2013.”

Fourth Quarter Results

Net sales decreased $16.3 million, or 16.6%, to $81.9 million for the fourth quarter of fiscal 2012 from $98.2 million for the fourth quarter of fiscal 2011.  The decrease in sales is primarily due to the extra week in the fourth quarter of fiscal 2011 that contributed $9.7 million to sales in that quarter.  Excluding the extra week in the fourth quarter of fiscal year 2011, net sales decreased $6.6 million, or 7.5%, primarily due to a comparable store sales decrease of $4.4 million, or 5.3%, a store closure decrease of $2.0 million, and an increase in the usage of our customer relationship management program, Action Pass, which requires sales be reduced as points are earned, partially offset by an increase in online business of 11.5%.  The comparable store sales decrease was due to the unseasonably warm and dry winter weather, which significantly affected snowfall at the resorts most frequented by our customers, as previously announced.  This resulted in a 32.1% sales decrease in winter related merchandise, which was partially offset by a 2.6% sales increase in non-winter categories.  Online sales of winter related merchandise decreased 27.7% while online sales of non-winter categories increased 56.9%.

Gross profit as a percent of sales decreased to 23.9% from 29.0% for the fourth quarter of the prior year primarily as a result of the decrease in sales as well as a decrease in sales of winter rentals and repairs, which have higher margins.  Selling, general and administrative expenses (SG&A) as a percent of sales slightly increased to 25.5% from 25.4% in the same period last year, primarily due to the decrease in sales.

Net loss for the quarter ended April 1, 2012 increased to $3.8 million, or $0.27 per diluted share, compared to net income of $0.3 million, or $0.02 per diluted share, for the quarter ended April 3, 2011.

Full Year Results

For the fiscal year, net sales decreased 3.5% to $349.9 million from $362.5 million for fiscal 2011, primarily due to the extra week in fiscal 2011 which contributed $5.8 million to sales.  Excluding the extra week in fiscal year 2011, net sales decreased $6.8 million, or 1.9%, primarily due to a store closure decrease of $4.1 million, a comparable store sales decrease of $1.9 million, or 0.6%, and an increase in the usage of our customer relationship management program, Action Pass, which requires sales be reduced as points are earned, partially offset by an increase in online business of 22.0%.  The comparable store sales decrease was due to the unseasonably warm and dry winter weather experienced in the second half of the year, which significantly affected snowfall at the resorts most frequented by our customers.  This resulted in a 25.9% sales decrease in winter related merchandise, which was partially offset by a 4.6% sales increase in non-winter categories in the second half of the year.  Online sales of winter related merchandise decreased 18.7% while online sales of non-winter categories increased 41.3% in the second half of the year.

Gross profit as a percent of sales decreased to 27.3% from 28.2% for fiscal 2011, primarily as a result of the decrease in sales, a decrease in sales of winter rentals and repairs, which have higher margins, and an increase in the usage of Action Pass. SG&A expenses as a percent of sales slightly decreased to 25.5% from 25.6% a year ago.

Net loss for fiscal 2012 increased to $5.1 million, or $0.36 per diluted share, from a net loss of $3.0 million, or $0.21 per diluted share for fiscal 2011.

Mr. Levra concluded, “Our company has developed amazing resiliency, having weathered the housing crisis which began in California in 2007, the financial meltdown resulting from the housing crisis in 2008, the credit crisis of 2009, the foreclosure and unemployment crisis in the western United States in 2010 and now one of the worst winters on record.  No other retailer in America has been “stress-tested” more than Sport Chalet.  I am very proud of our Experts who have helped the company work through these challenges and appreciate the support from our customers, vendors and business partners.  This is why we believe our future is bright, and I am excited to announce our first new store since 2008 is scheduled to open in May 2013.”

New Store Opening

The Company currently plans to open a store in May 2013 in Downtown Los Angeles.  Sport Chalet will be an anchor tenant at Brookfield Office Properties’ (BPO: NYSE/TSX) FIGat7th, the destination retail center at the intersection of Figueroa Street and 7th Street undergoing a $40 million redevelopment program.  The store will occupy 26,800 square feet of space at the lower courtyard level, and will join City Target as the first new anchors at the redeveloped FIGat7th. This store will open with the next generation design of enhanced displays, fixtures, and graphics to reinforce its brand and technical merchandise and service offerings.

Conference Call Info

The Company will be hosting a conference call and audio webcast, both open to the public, today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review its financial results for the fourth quarter and full year ended April 1, 2012, as well as more current trends and the outlook for fiscal 2013.  Investors will have the opportunity to listen to the earnings conference call over the internet through an audio webcast located at http://www.media-server.com/m/p/qv3fgb43.  To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.  The conference call also may be accessed by dialing (800) 884-5695 and entering passcode 86491150.  A dial-in replay of the call will be available approximately two hours after the conference call through Midnight Pacific Time on Wednesday, July 4, 2012 by dialing (888) 286-8010 and entering passcode 31972635.

Fiscal Calendar

The Company’s fiscal year consists of 52 or 53 weeks, ends on the Sunday nearest to the last day of March and is named for the calendar year ending closest to that date.  Fiscal 2012 was a 52 week year and fiscal 2011 was a 53 week year that included one extra week in the fourth quarter. The results for the 13 and 52 weeks ended April 1, 2012 are compared to the 14 and 53 weeks ended April 3, 2011, except for sales comparisons that exclude the extra week in fiscal 2011, which compare the 13 and 52 weeks ended April 1, 2012 to the 13 and 52 weeks ended April 3, 2011.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading, full service specialty sporting goods retailer with 54 stores in California, Arizona, Nevada and Utah; Sport Chalet online at sportchalet.com; and a Team Sales division.  The Company offers over 50 specialty services for the sports enthusiast, including climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, custom golf club fitting, racquet stringing, and bicycle tune-up and repair at its store locations.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, including, but not limited, to the effectiveness of the Company’s strategies to return to profitability and the likelihood of opening a new store in fiscal 2014, involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations (Unaudited)

	Fiscal year
	2012	2011	2010
	(in thousands, except per share amounts)

Net sales	$349,883	$362,483	$353,695
Cost of goods sold, buying and occupancy costs	254,510	260,131	258,873
Gross profit	95,373	102,352	94,822

Selling, general and administrative expenses	89,203	92,647	85,894
Depreciation and amortization	9,450	10,351	12,644
Impairment charge	-	-	10,935
Loss from operations	(3,280)	(646)	(14,651)

Interest expense	1,790	2,366	2,762
Loss before income taxes	(5,070)	(3,012)	(17,413)

Income tax provision (benefit)	2	3	(9,139)
Net loss	$(5,072)	$(3,015)	$(8,274)

Loss per share:
Basic and diluted	$(0.36)	$(0.21)	$(0.59)

Weighted average number of common shares outstanding:
Basic and diluted	14,190	14,189	14,126

Sport Chalet, Inc.

Consolidated Balance Sheets

	April 1,	April 3,
	2012	2011
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$2,811	$51
Accounts receivable, net	2,777	2,109
Merchandise inventories	98,181	93,588
Prepaid expenses and other current assets	1,603	4,542
Total current assets	105,372	100,290

Fixed assets, net	22,081	26,830
Total assets	$127,453	$127,120

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$28,220	$21,606
Loan payable to bank	41,255	40,854
Salaries and wages payable	2,980	3,247
Other accrued expenses	17,370	16,943
Total current liabilities	89,825	82,650

Deferred rent	19,340	22,024
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares – 2,000,000	-	-
Issued and outstanding shares – none
Class A Common Stock, $.01 par value: Authorized shares – 46,000,000	124	124
Issued and outstanding shares – 12,414,490 at April 1, 2012 and 12,413,490 at April 3, 2011
Class B Common Stock, $.01 par value: Authorized shares – 2,000,000	18	18
Issued and outstanding shares – 1,775,821 at April 1, 2012 and 1,775,821 at April 3, 2011
Additional paid-in capital	37,021	36,107
Accumulated deficit	(18,875)	(13,803)
Total stockholders’ equity	18,288	22,446
Total liabilities and stockholders’ equity	$127,453	$127,120

Sport Chalet, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Fiscal year
	2012	2011	2010
Operating activities	(in thousands)
Net loss	$(5,072)	$(3,015)	$(8,274)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,450	10,351	12,644
Loss on disposal of property and equipment	39	4	4
Impairment charge	-	-	10,935
Share-based compensation	914	965	530
Changes in operating assets and liabilities:
Accounts receivable	(668)	294	(969)
Merchandise inventories	(4,592)	3,692	(8,849)
Prepaid expenses and other current assets	2,939	(3,307)	943
Income tax receivable	-	12	992
Accounts payable	5,533	(3,392)	(6,085)
Salaries and wages payable	(267)	(725)	(178)
Other accrued expenses	(295)	(1,104)	(3,470)
Deferred rent	(2,684)	(1,001)	(1,161)
Net cash provided by (used in) operating activities	5,297	2,774	(2,938)

Investing activities
Purchase of fixed assets	(3,023)	(1,205)	(738)
Proceeds from sale of assets	85	-	-
Net cash used in investing activities	(2,938)	(1,205)	(738)

Financing activities
Proceeds from bank borrowing	376,359	384,409	396,262
Repayment of bank borrowing	(375,958)	(388,845)	(390,112)
Proceeds from exercise of stock options	-	12	142
Net cash provided by (used in) financing activities	401	(4,424)	6,292

Increase (decrease) in cash and cash equivalents	2,760	(2,855)	2,616
Cash and cash equivalents at beginning of year	51	2,906	290
Cash and cash equivalents at end of year	$2,811	$51	$2,906

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$1,762	$2,274	$2,645
Income tax	$2	$-	$-

Supplemental disclosure of non-cash investing and financing activities
Purchases of fixed assets on credit	$1,081
Fixed assets acquired under capital leases	$722	$1,107	$-